Exhibit A

As Amended May 20, 2021

Fund	Percent of Net Assets	Term
AlphaCentric Income Opportunities Fund	Class A –1.74% Class C – 2.49% Class I - 1.49% Class T – 1.74%	7/31/21
AlphaCentric Premium Opportunity Fund	Class A –2.24% Class C – 2.99% Class I – 1.99% Class T – 2.24%	7/31/21
AlphaCentric Robotics and Automation Fund	Class A –1.65% Class C – 2.40% Class I – 1.40% Class T – 1.65%	7/31/21
AlphaCentric Municipal Opportunities Fund	Class A – 1.50% Class C – 2.25% Class I – 1.25%	7/31/21
AlphaCentric Symmetry Strategy Fund	Class A – 2.24% Class C – 2.99% Class I – 1.99%	7/31/21
AlphaCentric LifeSci Healthcare Fund	Class A –1.65% Class C – 2.40% Class I – 1.40%	7/31/21
AlphaCentric Strategic Income Fund	Class A –1.74% Class C – 2.49% Class I – 1.49%	7/31/22

ALPHACENTRIC ADVISORS LLC

By: /s/ Jerry Szilagyi

Name: Jerry Szilagyi

Title: President

MUTUAL FUND SERIES TRUST

By: /s/ Tiberiu Weisz

Name: Tiberiu Weisz

Title: Trustee